UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

Circle Energy, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	87-4125972
(State or other Jurisdiction of	(IRS Employer I.D. No.)
Incorporation or organization)

8211 E Regal Place

Tulsa, OK 74133

Phone: (918) 994-0693

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-263384 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: common stock, $0.001 par value☐

Item 1. Description of Registrant’s Securities to be Registered.

The shares registered pursuant to the registration statement are shares of our common stock, par value $0.001 per share, all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

We are authorized to issue up to 150,000,000 shares of common stock. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidation rights. Special meetings of the shareholders may be called by any two directors, the President, and by the Board of Directors. Holders of shares of common stock are entitled to one vote at any meeting of the shareholders for each share of common stock they own as of the record date fixed by the Board of Directors. At any meeting of shareholders, one-third of the outstanding shares of capital stock entitled to vote, represented in person or by proxy, constitutes a quorum. A vote of the majority of the shares represented at a meeting will govern, even if this is substantially less than a majority of the shares outstanding. Holders of common shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, sinking fund, redemption, preemptive or other subscription rights or privileges with respect to any common shares.

Directors are elected by a plurality of votes, which means that the persons receiving the greatest number of votes as directors for the number of directors to be elected at the meeting are elected to serve as directors, whether or not the number of votes cast represents a majority of the votes present at the meeting. The common shares do not have cumulative voting rights, which would permit a shareholder to multiply the number of shares he owns by the number of directors to be elected and to distribute those votes among the candidates in any manner he wishes.

We refer you to our Articles of Incorporation, our Bylaws, and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Item 2. Exhibits.

The following exhibits are furnished with this registration statement:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Articles of Incorporation	8-K	333-263384	3.1	7/13/2023
3.2	Current Bylaws	S-1	333-263384	3.2	3/9/22

SIGNATURES

Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Circle Energy, Inc.

By	/s/ Lloyd T. Rochford	August 23, 2023
	Lloyd T. Rochford	Date
Its:	Chief Executive Officer